Exhibit 99.1

                 McDermott Reports Third Quarter 2005
    Results; Net Income of $58.5 Million, $0.80 Per Diluted Share

    NEW ORLEANS--(BUSINESS WIRE)--Nov. 8, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $58.5 million, or $0.80 per diluted share, for the 2005 third quarter, compared to net income of $18.3 million, or $0.27 per diluted share, for the corresponding period in 2004. Weighted average common shares outstanding on a fully diluted basis were approximately 73.3 million and 68.4 million for September 30, 2005 and September 30, 2004, respectively.
    Revenues in the third quarter of 2005 were $503.5 million, compared to $450.2 million in the corresponding period in 2004, reflecting increases at both consolidated segments. Operating income was $74.1 million in the 2005 third quarter, compared to $39.8 million in the 2004 third quarter. Operating income for the third quarter of 2005 included approximately $0.2 million of corporate qualified pension expense, compared to $14.1 million of corporate qualified pension expense in the third quarter of 2004. The reduction in corporate qualified pension expense reflects the previously announced spin-off of The Babcock & Wilcox Company ("B&W") pension plan and related expense, which was completed on January 31, 2005. In addition, beginning January 1, 2005, McDermott now allocates to its Government Operations segment the pension expense related to that segment.
    "McDermott produced solid results from its two consolidated businesses during the third quarter of 2005, and we continue to expect that B&W will be reconsolidated in our results during early 2006," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "This was an active quarter for the Company, including the activities associated with the currently proposed B&W settlement and the signing of approximately $1.0 billion of new awards at J. Ray."
    As a result of the August 29, 2005 announcement, and the subsequent filing, of a currently proposed plan of reorganization for B&W's Chapter 11 settlement, beginning in the third quarter of 2005, McDermott has suspended recording the quarterly non-cash adjustment associated with B&W's previously negotiated settlement, as the previous plan is no longer considered probable. In the third quarter of 2004, McDermott recorded an after-tax revaluation expense of $1.1 million associated with the revaluation expense of the previously negotiated settlement.

    RESULTS OF OPERATIONS
    2005 Third Quarter Compared to 2004 Third Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $360.6 million in the 2005 third quarter, compared to $325.6 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased project activity in worldwide marine, the Middle East and Caspian regions, partially offset by decreased fabrication activity on projects in Morgan City, Louisiana.
    Segment income for the 2005 third quarter was $63.7 million, compared to $28.6 million in the 2004 third quarter. Major items contributing to operating income in the 2005 third quarter were international marine and fabrication projects. In addition, J. Ray recorded a net benefit to operating income of approximately $36.4 million, primarily related to contract change orders and close-outs of substantially completed projects. The 2004 third quarter included a net benefit of $20.7 million, in aggregate, from favorable contract cost adjustments on certain loss projects, gains on asset sales and other items.
    At September 30, 2005, J. Ray's backlog was $1.7 billion, compared to backlog of $1.2 billion and $1.4 billion at December 31, 2004 and September 30, 2004, respectively. During the third quarter of 2005, J. Ray signed contracts for new awards with projected revenue totaling approximately $1.0 billion.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment increased $18.4 million, to $143.0 million, in the 2005 third quarter, compared to $124.6 million for the same period a year ago. The increase was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. government programs and increased revenues from commercial nuclear environmental services, as well as other commercial work, including increased uranium downblending activity.
    Segment income decreased $9.5 million, to $19.3 million, compared to the 2004 third quarter, primarily due to the corporate allocation to BWXT of $5.3 million related to qualified pension expense in the third quarter of 2005, which in 2004 and prior periods was recorded in the corporate segment. In addition, increased expenses related to facility oversight and stock-based compensation were recorded in the 2005 third quarter, partially offset by higher volumes in the manufacture of nuclear components and from commercial nuclear environmental services.
    At September 30, 2005, BWXT's backlog was $1.5 billion, compared to backlog of $1.7 billion and $1.5 billion at December 31, 2004 and September 30, 2004, respectively.

    Corporate

    Unallocated corporate expenses were $9.3 million in the 2005 third quarter, a decrease of $8.3 million compared to the 2004 third quarter. The decrease was primarily due to a reduction in qualified corporate pension expense during the third quarter of 2005 as a result of the BWXT pension allocation and the spin-off of B&W's pension assets and liabilities into a new B&W-sponsored pension plan.

    Other Income and Expense

    The Company's other expense for the third quarter of 2005 was $5.4 million, compared to $9.1 million in the third quarter of 2004, which included net interest expense of $3.8 million and $7.6 million in the respective quarters.
    As mentioned above, during the 2005 third quarter, McDermott suspended the revaluation of certain components related to the previous settlement cost of the B&W Chapter 11 proceedings. McDermott expects that the currently proposed settlement will be recorded in McDermott's financial statements on the effective date of the currently proposed plan of reorganization. See McDermott's Form 10-Q for the period ending September 30, 2005 for additional information regarding the accounting for the currently proposed B&W settlement.

    THE BABCOCK & WILCOX COMPANY

    McDermott wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with the Company's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. In accordance with the currently proposed settlement related to B&W's Chapter 11 proceedings, the Company currently expects that B&W will be reconsolidated in early 2006.
    During the third quarter of 2005 on a deconsolidated basis, B&W's revenues were $373.1 million, an increase of $94.1 million compared to the third quarter of 2004. In the 2005 third quarter, B&W recorded an estimated net expense of $468.4 million related to the currently proposed Chapter 11 settlement announced on August 29, 2005. As a result of this expense, B&W's operating loss for the third quarter of 2005, prepared in accordance with generally accepted accounting principals ("GAAP"), was $441.6 million. Excluding the net expense related to the Chapter 11 settlement from B&W's GAAP operating income, B&W's non-GAAP operating income for the third quarter of 2005 was $26.7 million(1). During the third quarter of 2005, B&W recorded approximately $6.8 million of pension expense, which in prior years resided in the corporate segment. In the third quarter of 2004, B&W's operating income was $20.6 million.
    At September 30, 2005, B&W's backlog was $1.6 billion, compared to backlog of $1.5 billion and $1.3 billion at December 31, 2004 and September 30, 2004, respectively.
    (1) Reconciliation of B&W non-GAAP operating income: GAAP Operating Loss of $441.6 million, plus the currently proposed B&W Chapter 11 settlement expense of $468.4 million, for a result of $26.7 million.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to backlog, the proposed settlement of the B&W Chapter 11 proceedings and the accounting treatment expected to be applied to that settlement. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that revenues in backlog may not be realized in the amounts described as a result of changes in the contracts and other various factors, and the B&W Chapter 11 settlement may not be finalized on the terms we expect or within the time frame we anticipate. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.
    McDermott has included in this press release B&W's operating income/(loss) for the three-months ended September 30, 2005 on both a GAAP and a non-GAAP basis. The non-GAAP measure excludes an expense related to B&W's currently proposed Chapter 11 proceedings settlement which management considers to be outside B&W's customary business. McDermott believes this non-GAAP measure provides meaningful insight into B&W's operational performance and will use this measure to evaluate B&W's operations for budget planning and performance goals. A reconciliation of the difference between these measures is presented in the footnote within the B&W section above.


Conference Call to Discuss 2005 Third Quarter Earnings Release

Date:         Wednesday, November 9, 2005, at 10:00 a.m. EST
              (9:00 a.m. CST)

Live Webcast: Investor Relations section of Website at
              www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                        Three Months Ended       Nine Months Ended
                           September 30,           September 30,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
                                        (Unaudited)
                         (In thousands, except per share amounts)

Revenues                $503,494    $450,187  $1,457,745  $1,449,338
---------------------------------------------------------------------
Costs and Expenses:
  Cost of operations     384,768     384,710   1,164,912   1,277,082
  Selling, general
   and administrative
   expenses               57,563      49,659     156,038     141,730
  Gains on asset
   disposals and
   impairments - net      (3,961)    (15,844)     (6,501)    (18,797)
---------------------------------------------------------------------

                         438,370     418,525   1,314,449   1,400,015
---------------------------------------------------------------------

Equity in Income of
 Investees                 8,953       8,113      26,222      24,053
---------------------------------------------------------------------

Operating Income          74,077      39,775     169,518      73,376
---------------------------------------------------------------------

Other Income (Expense):
  Interest income          5,402       1,522      13,810       3,342
  Interest expense        (9,165)     (9,091)    (27,784)    (25,775)
  Increase in
   estimated cost of
   The Babcock &
   Wilcox Company
   bankruptcy
   settlement                  -        (284)     (5,887)     (2,256)
  Other - net             (1,651)     (1,217)      3,647         898
---------------------------------------------------------------------


                          (5,414)     (9,070)    (16,214)    (23,791)
---------------------------------------------------------------------

Income before Provision
 for (Benefit from)
 Income Taxes             68,663      30,705     153,304      49,585

Provision for (Benefit
 from) Income Taxes       10,163      12,450      (8,551)     30,412
---------------------------------------------------------------------


Net Income               $58,500     $18,255    $161,855     $19,173
---------------------------------------------------------------------

Earnings per Common
 Share:
  Basic                    $0.85       $0.28       $2.39       $0.29
  Diluted                  $0.80       $0.27       $2.25       $0.28
---------------------------------------------------------------------
Weighted Average
 Shares:
  Basic               68,656,927  65,854,008  67,677,823  65,550,353
  Diluted             73,282,470  68,437,520  72,084,803  67,829,638
---------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                        Three Months Ended       Nine Months Ended
                           September 30,           September 30,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
                                        (Unaudited)
                                      (In thousands)
REVENUES
     Marine
      Construction
      Services          $360,599    $325,604  $1,002,430  $1,050,746
     Government
      Operations         142,953     124,586     455,486     398,605
     Power Generation
      Systems                  0           0           0           0
     Adjustments and
      Eliminations           (58)         (3)       (171)        (13)
     ----------------------------------------------------------------
     TOTAL              $503,494    $450,187  $1,457,745  $1,449,338
     ----------------------------------------------------------------

SEGMENT INCOME (LOSS)
     Marine
      Construction
      Services           $63,749     $28,618    $123,729     $47,129
     Government
      Operations          19,259      28,723      73,036      80,340
     Power Generation
      Systems                382          40         767       1,811
     ----------------------------------------------------------------

     Corporate            (9,313)    (17,606)    (28,014)    (55,904)
     ----------------------------------------------------------------
     TOTAL               $74,077     $39,775    $169,518     $73,376
     ----------------------------------------------------------------


EQUITY IN INCOME FROM
 INVESTEES (1)
     Marine
      Construction
      Services            $2,473         $67      $2,204      $1,976
     Government
      Operations           5,869       7,785      22,584      21,212
     Power Generation
      Systems                611         261       1,434         865
     ----------------------------------------------------------------
     TOTAL                $8,953      $8,113     $26,222     $24,053
     ----------------------------------------------------------------

DEPRECIATION &
 AMORTIZATION
 EXPENSE (1)
     Marine
      Construction
      Services            $6,575      $5,353     $20,309     $17,100
     Government
      Operations           3,111       3,086       9,368       9,122
     Power Generation
      Systems                  0           0           0           0
     Corporate               391       1,156       1,440       2,799
     ----------------------------------------------------------------
     TOTAL               $10,077      $9,595     $31,117     $29,021
     ----------------------------------------------------------------

CAPITAL EXPENDITURES
     Marine
      Construction
      Services            $6,110      $3,875     $20,960      $7,745
     Government
      Operations           4,278       5,311      12,055       9,550
     Power Generation
      Systems                  0           0           0           0
     Corporate                 0         281         155         283
     ----------------------------------------------------------------
     TOTAL               $10,388      $9,467     $33,170     $17,578
     ----------------------------------------------------------------

BACKLOG
     Marine
      Construction
      Services        $1,697,028  $1,421,701  $1,697,028  $1,421,701
     Government
      Operations       1,497,649   1,501,788   1,497,649   1,501,788
     ----------------------------------------------------------------
     TOTAL            $3,194,677  $2,923,489  $3,194,677  $2,923,489
     ----------------------------------------------------------------

(1) Included in Segment Income (Loss) above.


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

            ASSETS
                                 September 30,       December 31,
                                     2005                2004
                              ------------------- -------------------
                                            (Unaudited)
                                          (In thousands)
Current Assets:
  Cash and cash equivalents             $374,087            $259,319
  Restricted cash and cash
   equivalents                           144,813             111,455
  Investments                             59,767                   -
  Accounts receivable -
   trade, net                            246,129             226,731
  Accounts receivable from
   The Babcock & Wilcox
   Company                                 5,884               6,121
  Accounts and notes
   receivable -
   unconsolidated affiliates              55,559              29,330
  Accounts receivable - other             27,035              71,522
  Contracts in progress                   72,399              72,355
  Deferred income taxes                   18,510               9,813
  Other current assets                    10,600              13,277
---------------------------------------------------------------------


  Total Current Assets                 1,014,783             799,923
---------------------------------------------------------------------


Restricted Cash and Cash
 Equivalents                                   -              66,498
---------------------------------------------------------------------

Property, Plant and Equipment          1,102,917           1,087,314
  Less accumulated
   depreciation                          796,667             780,225
---------------------------------------------------------------------


  Net Property, Plant and
   Equipment                             306,250             307,089
---------------------------------------------------------------------


Investments                               84,546              41,884
---------------------------------------------------------------------


Goodwill                                  12,926              12,926
---------------------------------------------------------------------



Other Assets                             208,647             158,612
---------------------------------------------------------------------


  TOTAL                               $1,627,152          $1,386,932
---------------------------------------------------------------------


                LIABILITIES AND STOCKHOLDERS' DEFICIT

                                           September 30,  December 31,
                                               2005           2004
                                              ------         ------
                                           (Unaudited)
                                                 (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                                $4,250       $12,009
  Accounts payable                              102,525       114,235
  Accounts payable to The Babcock &
   Wilcox Company                                48,593        55,180
  Accrued employee benefits                      73,484        79,362
  Accrued liabilities - other                   159,693       163,649
  Accrued contract cost                          66,240        81,591
  Advance billings on contracts                 284,214       217,053
  U.S. and foreign income taxes payable          32,182        18,612
----------------------------------------------------------------------
     Total Current Liabilities                  771,181       741,691
----------------------------------------------------------------------
Long-Term Debt                                  260,267       268,011
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                      27,014        26,315
----------------------------------------------------------------------
Self-Insurance                                   62,044        61,715
----------------------------------------------------------------------
Pension Liability                               208,482       328,852
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                  117,990       112,103
----------------------------------------------------------------------
Deferred Liability Associated with The
 Babcock & Wilcox Company Pension Plan
 Spin-Off (See Note 8)                          117,079             -
----------------------------------------------------------------------
Other Liabilities                               116,559       109,688
----------------------------------------------------------------------

Commitments and Contingencies.

Stockholders' Deficit:
  Common stock, par value $1.00 per
   share, authorized 150,000,000 shares;
   issued 72,640,473 at September 30,
   2005 and 69,560,726 at December 31,
   2004                                          72,640        69,561
  Capital in excess of par value              1,163,204     1,122,055
  Accumulated deficit                          (899,053)   (1,060,908)
  Treasury stock at cost, 2,099,796
   shares at September 30, 2005 and
   2,341,902 shares at December 31, 2004        (57,866)      (64,625)
  Accumulated other comprehensive loss         (332,389)     (327,526)
----------------------------------------------------------------------
     Total Stockholders' Deficit                (53,464)     (261,443)
----------------------------------------------------------------------
     TOTAL                                   $1,627,152    $1,386,932
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Nine Months Ended
                                                    September 30,
                                                  2005         2004
                                                 ------       ------
                                                     (Unaudited)
                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                      $161,855      $19,173
----------------------------------------------------------------------
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization                   31,117       29,021
  Income of investees, less dividends            (12,426)      (7,702)
  Gain on asset disposals and impairments -
   net                                            (6,501)     (18,797)
  Benefit from deferred taxes                    (49,825)     (12,702)
  Increase in estimated cost of The Babcock
   & Wilcox Company bankruptcy settlement          5,887        2,256
  Other                                            6,844        3,375
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                          (7,926)      35,546
     Net contracts in progress and advance
      billings                                    67,025       (1,903)
     Accounts payable                            (18,283)     (29,053)
     Accrued and other current liabilities       (18,081)     (23,105)
     Income taxes                                 13,570       31,281
     Other, net                                    6,865      (28,055)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES                                      180,121         (665)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                      33,140       12,329
Purchases of property, plant and equipment       (33,170)     (17,578)
Purchases of available-for-sale securities      (314,114)     (66,730)
Sales of available-for-sale securities             2,450        5,565
Maturities of available-for-sale securities      209,966       61,973
Proceeds from asset disposals                     15,363       74,206
Other                                             (4,435)           1
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                      (90,800)      69,766
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                        (12,734)           -
Decrease in short-term borrowing                       -      (36,750)
Issuance of common stock                          33,792          484
Debt issuance costs                                 (949)      (3,400)
Other                                              5,382         (953)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                       25,491      (40,619)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH             (44)           6

NET INCREASE IN CASH AND CASH EQUIVALENTS        114,768       28,488
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                          259,319      174,790
CASH AND CASH EQUIVALENTS AT END OF PERIOD      $374,087     $203,278
----------------------------------------------------------------------



    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com